GulfMark Offshore and Rigdon Marine
Announce Signing of Purchase Agreement

May 28, 2008 - HOUSTON - GulfMark Offshore, Inc. (NYSE:GLF) today announced it had entered into a definitive purchase agreement to acquire Rigdon Marine Corporation (RMC), a major operator of technologically advanced offshore supply vessels. The purchase will add the RMC management team, an experienced group of mariners and a fleet of modern vessels designed to support the expanding demand in the deepwater Gulf of Mexico. The combined company will initially operate 90 vessels with an additional 16 vessels under construction for delivery through 2010.  Geographically diversified, the combined fleet will have 24 vessels in the domestic Gulf of Mexico bringing the total fleet to 34 vessels based in the Americas, 42 vessels based in the North Sea and 14 in Southeast Asia.

Combination Highlights:

•	GulfMark will have an Enterprise Value approaching $2 Billion.
•	Accretive to GulfMark’s remaining 2008 and future cash flow and earnings per share.
•	Adds annualized revenues of over $115 Million from the 22 owned vessels in the Rigdon fleet at closing.
•	Revenue contribution from the total 28 owned vessel Rigdon fleet could approach an annual rate of $150 million.
•	Creates one of the world’s youngest, largest and most geographically balanced, high specification offshore support vessel fleets with an average age of less than 10 years.
•	Management team comprised of seasoned industry veterans with years of international and domestic operations experience.
•	Provides immediate diversification of global operations through expanded base of assets, services and clients.
•	Establishes an organization with a significant position in the growing deepwater Gulf of Mexico market.

The combination of GulfMark and Rigdon Marine will create an organization of over 2,000 valued employees and 90 vessels, capable of working in virtually all OSV markets, with an additional 16 vessels of several different designs under construction. Nine of the vessels will deliver between the middle of 2008 and the middle of 2009 and the remaining seven between mid 2009 and mid 2010.

Bruce Streeter, President and CEO of GulfMark said, “Rigdon Marine has an excellent employee base with a strong management team, excellent market penetration and a growing fleet of well designed vessels. The addition of Rigdon Marine will complement and expand the strong asset base of GulfMark. The integration of the two companies with strong safety cultures, highly skilled employee bases and equipment designed to meet the future needs of the industry, strategically

GulfMark Offshore, Inc.
Press Release
May 28, 2008

positions the combined company for future growth and value creation. In addition to the domestic U.S. vessel operations and customer base, we will add operations in Trinidad and a vessel working in support of seismic services worldwide. Our Americas operations will now encompass the U.S., Mexico, Trinidad and Brazil. We expect the combination to be accretive to GulfMark earnings and cash flow per share from the outset, including the remaining part of 2008. More importantly, as future vessel deliveries of the combined company enter the market, GulfMark will have a strong position in the domestic United States market and the capacity to expand to further locations, thus complementing our strong international presence.”

President and CEO Larry Rigdon of Rigdon Marine commented, “GulfMark is a solid company with a large technically-advanced fleet and a company culture that blends well with Rigdon’s.  I believe that the combination of Rigdon and GulfMark will benefit the shareholders of both companies, and more importantly, provide further opportunities for all our employees to grow and reach their career objectives.”

Transaction Details

Under the terms of the agreement, GulfMark will acquire 100% of the outstanding equity interest of Rigdon Marine and its holding company for consideration comprising $150 million in cash and approximately 2.1 million shares of GulfMark common stock, plus assumption of approximately $268 million in debt and approximately $19 million in expenditures to complete the vessels under construction.  GulfMark expects to finance the cash portion of the consideration with cash on hand and borrowings under its current $175 million revolver. In conjunction with the transaction, Mr. Rigdon will join the GulfMark Board of Directors.

Timing

The boards of directors of GulfMark and Rigdon Marine have both unanimously approved the transaction.  The transaction is expected to close during the third quarter of 2008 and is subject to regulatory approvals, certain due diligence, financing and other customary conditions.

Conference Call

GulfMark will hold a conference call to discuss the transaction with analysts, investors and other interested parties at 11:00 A.M. EDT/10:00 A.M. CDT on Thursday, May 29, 2008.  Those interested in participating in the conference call should dial 877-381-5943 (706-679-4543 if outside the U.S. and Canada) 5 minutes in advance of the start time and ask for the GulfMark Conference Call.  The conference call will also be available via audio webcast and can be accessed from the Investor Relations section of the company’s website at www.gulfmark.com, or by going to www.investorcalendar.com.  A telephonic replay of the conference call will be available for 4 days, starting approximately 2 hours after the completion of the call, and can be accessed by dialing 800-642-1687 (international callers should use 706-645-9291) and entering access code 49832966.

GulfMark Offshore, Inc.
Press Release
May 28, 2008

About GulfMark

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of sixty-seven (67) offshore support vessels, primarily in the North Sea, offshore Southeast Asia, and the Americas.

About Rigdon Marine

Rigdon Marine Corporation operates an ultra-modern, US flag fleet of twenty-three (23) offshore vessels, providing high quality marine support to oil and gas exploration and development activities primarily in the deepwater Gulf of Mexico and Caribbean markets.

Combined GulfMark and Rigdon Fleet

	Fleet at June 30, 2008				Fleet at December 31, 2010(1)
	North	SE			North	SE
	Sea	Asia	Americas	Total	Sea	Asia	Americas	Total
PSV	21	3	22	46	23	3	26	52
AHTS	4	11	3	18	5	11	4	20
FSV / CB	-	-	3	3	-	-	8	8
SpV	3	-	1	4	3	-	1	4

Total Owned	28	14	29	71	31	14	39	84

Managed	14	-	5	19	14	-	5	19

Total Fleet	42	14	34	90	45	14	44	103

(1)Includes planned disposition of three GulfMark vessels.

Contacts:	Russell K. Bay, Vice President – Investor Relations & Treasurer
E-mail: Rusty.Bay@GulfMark.com
Phone: (713) 963-9522

Edward A. Guthrie, Executive Vice President – Finance & CFO
E-mail: Ed.Guthrie@GulfMark.com
Phone: (713) 963-9522

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors.  Among the factors that could cause actual results to differ materially are: price of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where GulfMark operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in the GulfMark’s filings with the SEC, including its Form 10-K for the year ended December 31, 2007. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.